Exhibit (e)(17)

AMENDMENT NO. 1

to

AGREEMENT AND PLAN OF MERGER

by and among

CORNING INCORPORATED,

APRICOT MERGER COMPANY,

and

ALLIANCE FIBER OPTIC PRODUCTS, INC.

Amendment Dated as of June 1, 2016

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of June 1, 2016, to the AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2016 (the “Original Agreement,” and as amended, restated, modified or supplemented from time to time, the “Agreement”), by and among Corning Incorporated, a New York corporation (“Parent”), Apricot Merger Company, a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”), and Alliance Fiber Optic Products, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties to the Original Agreement desire to amend certain terms of the Original Agreement as described herein;

WHEREAS, pursuant to Section 7.3 of the Original Agreement, the Original Agreement may be amended by an instrument in writing signed by the parties to the Original Agreement at any time prior to the Acceptance Time; and

WHEREAS, all capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Amendment agree as follows:

1.                                      Amendment of Section 2.4.

(a)                                 Section 2.4(a)(ii) of the Original Agreement shall be amended to add the following at the end thereof:

“Notwithstanding the preceding, with respect to the Unvested Company Options held by optionees located in China and Taiwan, instead of the assumption by Parent of such Unvested Company Options, such Unvested Company Options shall be terminated as of the Effective Time and Parent shall provide substitute awards pursuant to which the former holder of such Unvested Company Options may receive cash payments which are (x) earned subject to the same vesting schedule and other vesting terms and conditions (including any applicable acceleration provisions, except as otherwise agreed to by Parent and selected holders thereof in writing with respect to acceleration provisions relating to certain specified employment or other service termination rights) which applied to such holder’s Unvested Company Options as of the Effective Time, (y) become payable on the date or dates that such Unvested Company Options would have become vested under the vesting schedule in place for such Unvested Company Options as of immediately prior to the Effective Time (or an alternative date during the month in which such Unvested Company Options would otherwise vest), and (z) are payable in an amount on each vesting date equal to the product of (1) the number of Shares subject to such Unvested Company Option which would have vested on such date and (2) the excess of the Merger Consideration over the exercise price of such Unvested Company Options which but for their termination would have vested on such date.”

2.                                      Representations and Warranties.  Each party hereby represents and warrants to the other parties hereto that such party has all necessary corporate power and corporate authority to execute and deliver this Amendment, and assuming the accuracy of the representations and warranties of the other parties pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Amendment by such party, and assuming the accuracy of the representations and warranties of the other parties pursuant hereto, the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and assuming the accuracy of the representations and warranties of the other parties pursuant hereto, no other corporate proceedings on the part of such party and no stockholder votes or consents are necessary to authorize this Amendment or to consummate the transactions contemplated hereby.  This Amendment has been duly authorized and validly executed and delivered by such party and, assuming the accuracy of the representations and warranties of the other parties pursuant hereto and assuming due authorization, execution and delivery by the other parties hereto, constitutes a legally valid and binding obligation of such party, enforceable against such party in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally, and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

3.                                      Governing Law; Waiver of Jury Trial.

(a)                                 This Amendment and all claims and causes of action arising out of, based upon, or related to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware (without regard to Laws that may be applicable under conflicts of Laws principles, whether of the State of Delaware or any other jurisdiction).

(b)                                 Any action, claim, suit or proceeding between the parties hereto arising out of, based upon or relating to this Amendment or the transactions contemplated hereby shall be brought solely in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom).  Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such action, claim, suit or proceeding and agrees that it will not bring any such action, claim, suit or proceeding in any other court.  Furthermore, each party hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 8.3 of the Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action, claim, suit or proceeding in such court is brought in an inconvenient forum, (B) the venue of the action, claim, suit or proceeding is improper or (C) this Amendment, or the subject matter hereof, may not be enforced in or by such courts.  Each party agrees that notice or the service of process in any action, claim, suit or proceeding arising out of, based upon or relating to this Amendment or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.3 of the Agreement or in such other manner as may be permitted by applicable Law.

(c)                                  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AMENDMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.  EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(c).

4.                                      Severability.  If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.                                      Counterparts.  This Amendment may be executed in one or more counterparts (including via facsimile, .pdf or other electronic means), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.                                      Remainder of the Original Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement, all of which shall continue to be in full force and effect.

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IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORNING INCORPORATED

By:	/s/ Lawrence D. McRae
	Name:	Lawrence D. McRae
	Title:	Vice Chairman

APRICOT MERGER COMPANY

By:	/s/ William L. Juan
	Name:	William L. Juan
	Title:	Secretary

ALLIANCE FIBER OPTIC PRODUCTS, INC.

By:	/s/ Peter C. Chang
	Name:	Peter C. Chang
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]